Exhibit 99.1

Parker Drilling Announces Proposed Private Offering of Senior Notes

HOUSTON, January 7, 2014 /PRNewswire/ — Parker Drilling Company (NYSE: PKD) (the “Company”) today announced that it intends, subject to market and other conditions, to offer and sell to eligible purchasers $360 million aggregate principal amount of Senior Notes due 2022. The Company intends to use the net proceeds from the offering to fund a portion of its tender offer for any and all of its outstanding 9.125% Senior Notes due 2018 and the related consent solicitation and to pay related premiums, fees and expenses.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any notes nor shall there be any sale of notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this news release, including but not limited to those relating to the offering of notes, the tender offer and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses, and other risks and uncertainties that are beyond the Company’s control, including those described in the Company’s Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update forward-looking information.